Exhibit 3.1

ARTICLES OF INCORPORATION

OF

BREWBILT BREWING COMPANY
Pursuant to Chapter 607 of the Florida Statutes

Article I.
CORPORATE NAME.

The name of the corporation shall be: BREWBILT BREWING COMPANY.

Article II.
ADDRESS OF PRINCIPAL OFFICE.

The address of the principal office of the corporation is:

175 Joerschke Drive, Suite. A
Grass Valley, California

Article III.
NATURE OF BUSINESS AND POWERS.

The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Florida Business Corporation Act.

Article IV.
CAPITAL STOCK.

Section 1. Authorized Capital Stock. The aggregate number of shares which the corporation is authorized to issue is 210,105,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $.0001 par value per share, and (ii) 10,105,000 shares of Preferred Stock, par value $0.0001 per share, which Preferred Stock includes 100,000 shares designated as “Series A Preferred Stock” (the “Series A Preferred”), and 5,000 shares designated as “Series B Preferred Stock” (the “Series B Preferred”).

Section 2. Preferred Stock.

(a)       Undesignated shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the remaining undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Florida Business Corporation Act. Subject to the provisions of the Florida Business Corporation Act, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b)         The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred and Series B Preferred are as follows:

(c)         Series A Preferred.

1.           Rank. The Series A Preferred shall rank: (i) junior to any class or series of capital stock of the corporation hereafter created specifically ranking by its terms senior to the Series A Preferred (the “Senior Securities”); (ii) prior to the Common Stock; (iii) prior to any other series of preferred stock or any class or series of capital stock of the corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series A Stock (collectively, with the Common Stock, “Junior Securities”); and (iv) on parity with any class or series of capital stock of the corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred (the “Parity Securities”), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the corporation.

2.           Liquidation Preference. Upon any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary (each, a “Liquidation”), each holder of Series A Preferred shall be entitled to receive, before and in preference to any distribution or payment of assets of the corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, an amount in cash equal to $268.50 (the “Stated Value”) per share (subject to adjustment in the event of stock splits, combinations or similar events) plus an amount equal to any accrued and unpaid dividends, if any. If, upon such Liquidation, the assets of the corporation available for distribution to the holders of Series A Preferred and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series A Preferred and Parity Securities, then the entire assets and funds of the corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A Preferred and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series A Preferred and of such Parity Securities, if any. Upon the completion of the distributions required by the foregoing provisions of this Section 2, the remaining assets of the corporation legally available for distribution, if any, shall be distributed to the holders of the Junior Securities.

3.           Dividends. The Series A Preferred are not entitled to dividends.

4.           Conversion Rights. Shares of the Series A Preferred shall convert into Common Stock as follows:

(i)        Conversion at the Option of the Holder. Subject to and upon compliance with the provisions of this Section 4, the holder of any shares of Series A Preferred shall have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Series A Preferred into the number of fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) as is determined pursuant to Section 4(ii) below.

(ii)       Conversion Amount. Each share of the Series A Preferred shall be convertible into that number of fully paid and non-assessable Conversion Shares equal to the Stated Value divided by the conversion price in effect at the time of conversion (the “Conversion Price”). The Conversion Price shall equal the last reported sale price of the Common Stock on the day the Conversion Notice (as defined below) is submitted to the corporation, as reported by OTC Markets or such other market or stock exchange on which the Common Stock is then traded or quoted. If the Common Stock is not then traded or listed on any market or exchange, the Conversion Price shall be determined by the corporation and the holders of the Series A Preferred in good faith.

(iii)      Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(i), shall give written notice (“Conversion Notice”) to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred, or to the nominee or nominees of such holder, a certificate or certificates (or evidence of book entry issuance) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. All Common Stock which may be issued upon conversion of the Series A Preferred will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(iv)       Conversion Limitation. Notwithstanding anything contained herein to the contrary, no holder of Series A Preferred shall be entitled to convert shares of Series A Preferred to the extent such conversion would result in such holder beneficially owning in excess of 4.99% of the outstanding shares of Common Stock. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

(v)        No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(vi)       Return of Status as Authorized Shares. Upon a conversion or any other repurchase, or extinguishment of Series A Preferred, the shares converted, repurchased, or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

5.           Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Preferred shall be subject to adjustment from time to time upon the happening of certain events as follows:

(i)         In case the corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii)        In case of any reorganization, reclassification or change of the Common Stock (including any such reorganization, reclassification or change in connection with a consolidation or merger in which the corporation is the continuing entity), or any consolidation of the corporation with, or merger of the corporation with or into, any other entity (other than a consolidation or merger in which the corporation is the continuing entity), or of any sale of the properties and assets of the corporation as, or substantially as, an entirety to any other person or entity, each share of Series A Preferred then outstanding shall thereafter be convertible into the kind and amount of stock or other securities or property receivable upon such reorganization, reclassification, change, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such shares of Series A Preferred would have been converted prior to such transaction.

6.            Redemption. The Series A Preferred does not have any redemption rights.

7.            Voting Rights. The Series A Preferred does not have any right to vote on any matter submitted to a vote of the Common Stock except as may be required under the Florida Business corporation Act . In the event the holders of the Series A Preferred are required to vote as a class, the affirmative vote of holders of a majority of the then outstanding shares of Series A Preferred shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series A Preferred, such approval shall bind all holders of Series A Preferred. The terms of the Series A Preferred may be amended, modified or waived only with the consent of the holders of a majority of the then outstanding Series A Preferred, voting as one class, either expressed in writing or at a meeting called for that purpose.

(d)        Series B Preferred. Holders of Series B Preferred shall have no rights other than the right to vote with the holders of the Common Stock on all matters submitted for a vote of the holders of the Common Stock (whether at a duly called meeting or by written consent). The vote of each share of Series B Preferred shall entitle the holder thereof to a number of votes equal to the sum of (i) the number of shares of Common Stock then outstanding, plus (ii) the number of votes entitled to be voted on the applicable matter by all shares of Preferred Stock then outstanding other than the Series B Preferred Stock. Upon any repurchase or extinguishment of Series B Preferred Stock, the shares repurchased or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

Article V.
INITIAL OFFICERS AND DIRECTORS

The number of directors of the corporation from time to time shall be as set forth in the bylaws. The initial officers and directors of the corporation are set forth below:

Name	Title	Address

Jeffrey Lewis	Chief Executive Officer, Director	175 Joerschke Dr., Ste. A, Grass Valley, CA 95945

Samuel Berry	Chief Operations Officer, Director	175 Joerschke Dr., Ste. A, Grass Valley, CA 95945

Bennett Buchanan	Director	175 Joerschke Dr., Ste. A, Grass Valley, CA 95945

Richard Hylen	Chairman of the Board, Director	175 Joerschke Dr., Ste. A, Grass Valley, CA 95945

Article VI.
REGISTERED AGENT.

These name and address of the registered agent of the corporation is:

Corporation Service Company
1201 Hays Street
Tallahassee, FL 32301

Article VII.
INCORPORATOR

These name and address of the incorporator of the corporation is:

Jennifer Vinciguerra
Fox Rothschild LLP
2700 Kelly Rd. Ste. 300
Warrington, PA 18976

Article VIII.
BYLAWS.

The power to adopt, alter, amend or repeal By-Laws shall be vested in the Board of Directors and the shareholders.

Article IX.
INDEMNIFICATION.

The corporation shall, to the fullest extent permitted or required by the Florida Business Corporation Act, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and Executive Officers against any and all Liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such Director or Executive Officer is a Party or in which such Director or Executive Officer is deposed or called to testify as a witness because he or she is or was a Director or Executive Officer of the corporation. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director or Executive Officer may be entitled under any written agreement, Board of Directors’ resolution, vote of shareholders, the Florida Business Corporation Act, or otherwise. The corporation may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses by the purchase of insurance on behalf of any one or more of its Directors or Executive Officers whether or not the corporation would be obligated to indemnify or advance Expenses to such Director or Executive Officer under this Article. For purposes of this Article, the term “Directors” includes former directors of the corporation and any director who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including, but not limited to, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provision of goods or services to the enterprise, including, but not limited to, attorneys-at-law, accountants, and financial consultants). For purposes of this Article, the term “Executive Officers” includes those individuals who are or were at any time “executive officers” of the corporation as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. All other capitalized terms used in this Article and not otherwise defined herein have the meaning set forth in Section 607.0850 of the Florida Business Corporation Act. The provisions of this Article are intended solely for the benefit of the indemnified parties described herein and their heirs and personal representatives and shall not create any rights in favor of third parties. No amendment to or repeal of this Article shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

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